Exhibit 10.1

FIRST AMENDMENT TO CONTRACT OF SALE

This First Amendment to Contract of Sale (“First Amendment”) is entered into this 30th day of April, 2004 by and between 935 KOP Associates, LLC (“Purchaser’) and Brandywine Operating Partnership, L.P. (“Seller”).

BACKGROUND

A. Seller and Purchaser entered into a Contract of Sale dated March 16, 2004 as amended by certain letter agreements dated as of April 13, 2004 and April 22, 2004, respectively (collectively, the “Contract of Sale”) for the sale and purchase of the Premises.

B. Seller and Purchaser desire to amend the Contract of Sale as hereinafter set forth.

NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

1. All capitalized terms used and not defined in this First Amendment shall have the meanings ascribed to such terms in the Contract of Sale.

2. As a condition precedent to Closing, the roof warranty issued by Firestone Building Products Company (“Firestone”) shall be transferred (or reissued) to Purchaser. Purchaser shall pay for (a) any maintenance or repair work required by Firestone (other than the Seller’s obligations to repair and maintain pursuant to Section 6.7 of the Contract of Sale), and (b) any transfer (or reissuance fees) in order to obtain Firestone’s consent to the transfer of the warranty and/or its reissuance to Purchaser; provided, however, that Purchaser shall have no obligation to incur more than $20,000.00 in connection with the transfer or re-issuance of the roof warranty. If the costs of transferring or re-issuing the roof warranty exceed $20,000.00, Purchaser shall have the right to terminate the Contract of Sale by delivering written notice to Seller, in which event, the Deposit shall be paid to Purchaser and neither party shall have any further obligation hereunder except for those that expressly survive termination. Seller shall cooperate with Purchaser in obtaining the consent of Firestone to the transfer (or reissuance) of the warranty to Purchaser; provided, however, that Seller shall have no obligation to perform any maintenance or repair work required by Firestone (other than the Seller’s obligations to repair and maintain pursuant to Section 6.7 of the Contract of Sale).

3. At Closing, Seller shall pay to the Upper Merion Township Authority (“Authority”) and Upper Merion Township (“Township”), as applicable, the following fees and costs:

(a) to the Authority, the sum of $100,192 on account of the traffic assessment fee pursuant to this certain Agreement dated April 17, 2001 (the “TIA Agreement”) by and between 935 First Avenue Associates (“935 Associates”) and the Authority. Any amounts due but not yet payable under the TIA Agreement shall be payable in accordance with the terms of the Condominium Documents; and

(b) to the Township, the sum of $22,000 on account of a recreation and open space fee in lieu of dedication, which sum is payable pursuant to that certain Land Development Agreement dated May 16, 2001 (the “Land Development Agreement”) by and between the Township and 935 Associates.

If the Authority requires that the Seller pay more than $100,192 at Closing in connection with the traffic impact fee under the TIA Agreement (i.e., if the entire amount of $200,384 is paid), then the purchase price for the Option Property shall be increased by the amount paid by the Seller to the Authority at Closing that is in excess of $100,192.

4. The definition of “Premises” shall include all of Seller’s right, title and interest, in and to all equivalent dwelling units (“EDUs”) allocable by the Township to the buildings and improvements previously existing on the Tract, which the parties understand to be not less than 10 EDUs. Seller shall cooperate and assist Purchaser in effectuating such assignment.

5. (a) Seller will maintain in effect its existing surety bond issued in favor of the Township pursuant to the Development Agreement, and shall otherwise comply, at Seller’s sole cost and expense, with the obligations imposed under the Development Agreement except to the extent otherwise set forth in the Condominium Documents.

(b) Seller will comply, at Seller’s sole cost and expense, with the obligations imposed under the TIA Agreement, except to the extent otherwise set forth in the Condominium Documents.

6. The Outside Closing Date shall be May 24, 2004.

7. Except as modified hereby, all of the terms and provisions of the Contract of Sale shall remain in full force and effect.

8. This First Amendment shall be binding upon, and inure to the benefit of, the parties hereto, and their respective successors and assigns.

9. This First Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.

[Signatures continued on next page]

IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment to Contract of Sale the day and year first above written.

PURCHASER:
935 KOP ASSOCIATES, LLC,
a Pennsylvania limited liability company

By:	GSI COMMERCE, INC., Sole Member

By:/s/Jordan M. Copland
Name: Jordan M. Copland
Title: Executive Vice President

SELLER:

BRANDYWINE OPERATING PARTNERSHIP, L.P., A Delaware limited partnership

By:	BRANDYWINE REALTY TRUST,
a Maryland trust, its general partner

By:/s/Anthony A. Nichols, Jr.
Name: Anthony A. Nichols, Jr.
Title: Senior Vice President

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